EXHIBIT 3a

                           CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                           SERIES C PREFERRED STOCK OF
                              VERIDIUM CORPORATION

Pursuant to the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), the undersigned officer does hereby certify:

FIRST: That by the certificate of incorporation duly filed in the State of Delaware, the total number of shares which this corporation may issue is stated by Article V to be as follows:

     (a) Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000, consisting of 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and 50,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock").

     (b)  Common Stock.

          (1) Designation and Amount. The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Common Stock, shall be as set forth in this Article V(b). The number of authorized shares of Common Stock may be increased or decreased (but not below the combined number of shares thereof then outstanding and those reserved for issuance upon conversion of any issued shares of Preferred Stock) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

          (2) Voting. Except as provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock ("Common Stockholder") shall be entitled to one vote only for each share of Common Stock held of record on all matters as to which Common Stockholders shall be entitled to vote, which voting rights shall not be cumulative.

          (3) Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Delaware, the Common Stockholders shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation or otherwise, the right to receive ratably and equally, together with the holders of the Preferred Stock, all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts, if any, which they are entitled to receive upon such liquidation, dissolution or winding-up of the affairs of the Corporation.

     (c) Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors. The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

          (1) the dividend rate, if any, on shares of such series, the time of payment and the date from which dividends shall be accumulated, if dividends are to by cumulative;

          (2) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

          (3) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

          (4) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (5) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

          (6) the rights of the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation; and

          (7) any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to such series.

SECOND: That pursuant to the authority so vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, the Board of Directors, at a meeting duly convened and held on or about November 23, 2004, adopted the following resolutions:

     RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series C Preferred Stock, to consist of Seven Hundred and Fifty Thousand (750,000) shares, par value $0.001 per share, which shall have the following designations, preferences, rights, qualifications, limitations and restrictions:

     1. Voting. Unless otherwise required by law, the holder of shares of Series C Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or in any written action of stockholders in lieu of a meeting) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. The number of votes which may be cast by a holder of shares of Series C Preferred Stock will equal to the number of shares of the Corporation's Common Stock into which that holder's Series C Preferred Stock could be converted on the record date for the meeting or action (assuming that the Corporation waived the limitation on conversion prior to December 31, 2005, if applicable). The Corporation shall provide each holder of record of Series C Preferred Stock with timely notice of every meeting of stockholders of the Corporation and shall provide each holder with copies of all proxy materials distributed in connection therewith.

     2. Dividends. In the event that the Corporation's Board of Directors declares a dividend payable to holders of any class of stock, the holder of each share of Series C Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's Common Stock into which that holder's Series C Preferred Stock could be converted on the record date for the dividend (assuming that the Corporation waived the limitation on conversion prior to December 31, 2005, if applicable).

     3. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series C Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Cent ($0.01) per share, after which the holders of Series C Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series C Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into which that holder's Series C Preferred Stock could be converted on the record date for the distribution (assuming that the Corporation waived the limitation on conversion prior to December 31, 2005, if applicable).

     4. Conversion. At any time from and after December 31, 2005, the holder of each share of Series C Preferred Stock shall have the right to convert that share of Series C Preferred Stock into twenty-five (25) fully-paid and nonassessable shares of Common Stock. The ratio of twenty-five (25) shares of Common Stock for one (1) share of Series C Preferred Stock, as adjusted pursuant to Subsection 4.4 below, is referred to herein as the "Conversion Ratio."

          4.1 Conversion Notice. The Holder of a share of Series C Preferred Stock may exercise its conversion right by giving a written conversion notice in the form of Exhibit A hereto (the "Conversion Notice") (x) by facsimile to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by facsimile to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time (the "Transfer Agent") and to its counsel, as designated by the Corporation from time to time. If such conversion will result in the conversion of all of such Holder's Series C Preferred Stock, the Holder shall also surrender the certificate for the Series C Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

          4.2  Issuance of Certificates; Time Conversion Effected.

               4.2.1Promptly,  but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to in Subsection 4.1 and surrender of the Series C Preferred Stock certificate (if required), the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the
                    Series C Preferred Stock has been converted. In the alternative, if the Corporation's Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The
                    Depository Trust Corporation. Such conversion shall be deemed to have been effected, and the "Conversion Date" shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the
                    Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the Holder of the Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

               4.2.2The Corporation  understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days after the Conversion Date could result in economic loss to the Holder of the Series C Preferred Stock. As compensation to the Holder for such loss, the Corporation agrees to pay the Holder's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies that may be available to the Holder, if the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days after the Conversion Date, the Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation. Upon delivery of such notice of revocation, the Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice, except that the Holder shall retain the right to receive the actual cost of any "buy-in."

          4.3 Fractional Shares. The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series C Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

          4.4 Adjustment to Conversion Ratio. In order to prevent dilution of the rights granted under the Series C Preferred Stock, the Conversion Ratio will be subject to adjustment from time to time as provided in this Subsection 4.4.

               4.4.1Adjustment  of   Conversion   Ratio  upon   Subdivision   or
                    Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately decreased.

               4.4.2Reorganization,  Reclassification,  Consolidation, Merger or
                    Sale.      Any       recapitalization,       reorganization,
                    reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of this Series C Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had this Series C Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing of conversions). In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) with respect to the Holder's rights and interests to insure that the provisions of this Section 4.4 will thereafter be applicable to the Series C Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a more than sixty-six and two-thirds percent (66-2/3%) of Series C Preferred Stock then outstanding), the obligation to deliver to each holder of Series C Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

               4.4.3Annual  Adjustments.  The Conversion Ratio shall be adjusted on December 31, 2005 and on December 31, 2006 (each being an "Adjustment Date") if the conditions set forth in either
                    Section 4.4.3.1 or Section 4.4.3.2 are met on the Adjustment Date.

                    4.4.3.1 Anti-Dilution  Adjustment. If on the Adjustment Date
                         the number of Fully-Diluted Shares exceeds 72,743,272 (adjusted in accordance with the principles described in Section 4.4.1), then from and after the Adjustment Date, the holder of each share of Series C Preferred Stock shall have the right to convert that share of Series C Preferred Stock into the greater of (a) the number of shares of Common Stock determined by the Conversion Ratio on the Adjustment Date or (b) that number of shares of Common Stock as is equal to the product of (i) 0.0000003437 multiplied by (ii) the number of Fully-Diluted Shares on the Adjustment Date (defined below). "Fully-Diluted Shares" means the sum of the outstanding Common Stock plus all shares of Common Stock that would be outstanding if all securities that could be converted into Common Stock without additional consideration were converted on the Conversion Date, but shall not include Common Stock issuable on conversion of the Series C Preferred Stock. The formula set forth in the first sentence of this paragraph, as adjusted pursuant to any other applicable paragraph in Section 4.4, will be the "Conversion Ratio" in effect after the Adjustment Date.

                    4.4.3.2 Price  Protection  Adjustment.  The Conversion Ratio
                         shall be adjusted if on the Adjustment Date, after taking into account the Anti-Dilution Adjustment described in Section 4.4.3.1, the Market Value of the number of shares of Common Stock into which a share of Series C Preferred Stock is convertible on the Adjustment Date is less than Two Dollars ($2.00). For this purpose, "Market Value" shall equal the average of the last sale prices reported for the Common Stock on its principal trading market for the twenty trading days immediately preceding the Adjustment Date. If the aforesaid condition occurs on an Adjustment Date, then the Conversion Ratio shall be increased so that the Market Value of the number of shares of Common Stock into which a share of Series C Preferred Stock is convertible on the Adjustment Date is equal to Two Dollars ($2.00).

               4.5 No Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

     5. Vote to Change the Terms of or Issue Series C Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than sixty-six percent (66%) of the then outstanding shares of Series C Preferred Stock shall be required for (i) any change to the Corporation's Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series C Preferred Stock, or (ii) any issuance of additional shares of Series C Preferred Stock.

     6.   Notices. In case at any time:

          (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

          (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

          (c) there shall be any Organic Change; then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series C Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

     7. Record Owner. The Corporation may deem the person in whose name shares of Series C Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series C Preferred Stock for the purposes of conversion or redemption and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

THIRD: That the said resolution of the Board of Directors, and the creation and authorization of issuance thereby of said series of preferred stock and determination thereby of the voting rights, dividend rate, liquidation preference and conversion right, were duly made by the Board of Directors pursuant to authority as aforesaid and in accordance with the General Corporation Law of the State of Delaware.


Signed on December 22, 2004

VERIDIUM CORPORATION

By:      /S/ Kevin Kreisler
         ------------------
         Kevin Kreisler
         Chairman and Chief Executive Officer